     Exhibit 23.1
Report and Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
BioTrove, Inc.:
The audits referred to in our report dated March 28, 2008, included the related financial statement schedule as of December 31, 2007, and for each of the years in the three-year period ended December 31, 2007, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in note 2 to the financial statements, the Company changed its method of accounting for share-based payments effective January 1, 2006.
We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
May 21, 2008